UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K



                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934



       Date of Report (Date of earliest event reported): October 20, 2000
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                                  PANACO, INC.
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             (Exact name of Registrant as specified in its Charter)



    Delaware                          000-26662                  43-1593374
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(State or other jurisdiction    (Commission File Number)      (IRS Employer
     of Incorporation)                                      Identification No.)

                1100 Louisiana, Suite 5100, Houston, Texas 77002
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               (Address of principal executive offices)(zip code)


       Registrant's telephone number, including area code: (713) 970-3100
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Item 5.   Other Events

On August 21, 2000, PANACO, Inc. (the "Company") was informed that High River Limited Partnership, a Delaware limited partnership ("High River") and affiliate of Carl C. Icahn, had purchased additional shares of the Company's common stock. In a Schedule 13D filed on such date, Mr. Icahn and his affiliates reported that this purchase, when combined with shares already owned, increased their aggregate ownership to 6,545,400 shares or 26.9% of the Company's outstanding common stock.

This purchase constituted a "Change of Control," as defined in the Indenture governing the PANACO 10 5/8% Senior Notes due 2004 (the "Notes"). The purchase by High River required the Company to make a "Change of Control Offer" to purchase all outstanding Notes at 101% of the principal amount thereof plus accrued interest. On August 21, 2000, the Company reached an agreement with High River that High River would purchase all Notes tendered pursuant to the Change of Control Offer. The Change of Control Notice and Offer required by the terms of the Indenture was sent to all holders of Notes on September 18, 2000.

On October 20, 2000, High River purchased all the Notes tendered pursuant to the Change of Control Offer. This purchase increased High River's ownership in the Notes to approximately 99% of the $100 million principal amount of Notes outstanding.


                                                SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 26, 2000
                                                PANACO, INC.
                                                (Registrant)

                                                By: /s/ Todd R. Bart
                                                    ---------------------------
                                                        Mr. Todd R. Bart
                                                        Chief Financial Officer

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